EXHIBIT (11)

	STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

	NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                            Three Months Ended  	Nine Months Ended
(Amounts in thousands,	       September 30	      September 30
except per share data)	      1995   	 1994   	   1995 	    1994

Primary

Average shares outstanding 	67,409	  68,346     	67,596   	68,624

Net effect of dilutive
stock options and shares
contingently issuable - based
on the treasury stock method
using average market price	    418	     498	        456	      572

TOTALS		                    67,827	   68,844	    68,052	   69,196


Net earnings             	$ 40,478  	$ 7,427   	$115,421	$ 74,360

Preferred stock dividends,
net of taxes	               (2,797)	  (2,743)	    (8,417)	 (8,263)

Net earnings to
common shareholders      	$ 37,681  	$ 4,684	   $107,004	 $66,097


Per share amounts        	$   0.56   	$ 0.07	   $   1.57 	$  0.96






	EXHIBIT (11)

	STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

	NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                 Three Months     Ended	Nine Months Ended
(Amounts in thousands,	          September 30     September 30
except per share data)	          1995   	 1994 	   1995   	 1994


Fully diluted

Average shares outstanding     	67,409   	68,346  	67,596	  68,624

Average dilutive effect of
assumed conversion of ESOP
Convertible Preferred shares    	8,024    	8,118	   8,049	   8,135

Additional shares assuming
exercise of dilutive stock
options and shares contingently
issuable-based on the treasury
stock method using the
quarter-end market price,
if higher than average
market price	                      418	      504	     462	     572

TOTALS	                         75,851  	 76,968	  76,107 	 77,331


Net earnings                  	$40,478  	$ 7,427	$115,421 	$74,360

Additional ESOP contribution
resulting from assumed
conversion, net of taxes       	(1,144)  	(1,207) 	(3,502) 	(3,710)

Tax adjustment on assumed
common dividends	                 (197)	   (166) 	   (598)	   (514)

Net earnings to
common shareholder           s	$39,137 	$ 6,054	 $111,321  	$70,136


Per share amounts             	$  0.52 	$  0.08	 $   1.46	  $  0.91